Exhibit 10.6

EMPLOYMENT OFFER

September 19, 2012

Ken El-Sherif

[address]

RE: Offer of Employment

Dear Ken:

I am pleased to offer you a position with Asante Solutions, Inc. (the “Company “) as a Vice President of Marketing reporting to David Thrower, President and Chief Executive Officer, on or before October 10, 2012. You will be paid an annual salary of $230, 000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain benefits, as detailed below. You should note that the Company may modify any salary, benefit, reporting structure, or bonus as it deems necessary to support its business needs.

At-Will Employment

The Company is excited about your acceptance of this new role and looks forward to working with you on meeting our business objectives. Nevertheless, you should be aware that your employment with the Company is for no specified term and constitutes “at-will” employment. This means that your employment can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, location of your employment, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The at-will nature of your employment relationship shall remain unchanged during your tenure as an employee, and may only be changed by the expressed written agreement that is signed by you and by the Company’s Chief Executive Officer. We request that, in the event of resignation, you give the Company at least two weeks notice.

Probation

It is understood that (he first 90 (ninety) days of employment shall be probationary only and that if the Employee’s services are not satisfactory to the Company, employment shall be terminated at the end of this probationary period provided the employment relationship is not terminated earlier by either you or the Company pursuant to the at-will nature of your employment.

Ken El-Sherif Offer Letter	Initials /s/ KE

Equity and Stock Options

If you decide to join us, it will be recommended at the first meeting of the Compensation Committee (the “Committee”) of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 494, 811 of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors and will be subject to the terms and conditions which include but are not limited to, vesting and prerequisites for exercising the options. Twenty-five percent (25%) of the Shares subject to the option shall vest twelve (12) months after the date your vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, subject to your continuing eligibility. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

Notwithstanding the foregoing or anything to the contrary in the Plan, in the event of a “Change in Control” (as defined in the Plan) of the Company during your employment and if the Option remains outstanding, you will vest in 50% of the then-unvested shares subject to the Option before your service with the Company terminates. Further, you will vest in the remaining 50% of the unvested shares subject to the Option on the earlier to occur of (i) six (6) months after the Change in Control or (ii) if you are subject to an Involuntary Termination (as defined below) within 6 months after such Change in Control, the date of such Involuntary Termination. Notwithstanding the foregoing, in the event of a Change in Control in which a buyer docs not assume or substitute the Option with equivalent value and equivalent or accelerated vesting, the proceeds attributable to the portion of the Option that does not become vested and exercisable at the time of the Change in Control shall be calculated as of the date of such Change in Control and paid to you at the earlier of six months after the Change in Control or your Involuntary Termination within six months after such Change in Control.

Management “Carve Out” Bonus Pool.

You will be eligible to participate in a management “carve out” bonus pool, subject to board approval and payable upon Change in Control assuming that you are still an employee of the Company at the time of Change in Control or were an employee in good standing within 120 days of a Change in Control.

Benefits

You are eligible to participate in Company benefit programs that the Company provides to its full-time regular employees, subject to the availability and terms and conditions of such benefits and benefit plans. During the first year of service, you will be eligible to accrue 15 days of vacation, in accordance with the Company’s vacation policy set forth in (lie Employee Handbook. Please review the Company’s vacation policy carefully for more information regarding vacation accrual and usage, including accrual rates for subsequent years of service.

Initials /s/ KE

Ken El-Sherif

September 19, 2012

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Discretionary Bonus

In addition to your salary, stock options, and benefits, the Company may decide to award you an annual bonus. The Company maintains full and absolute discretion over the decision to award any bonus, and the amount of any bonus, based upon various factors that include, but are not limited to, your performance and the Company’s performance. To the extent the Company decides to award you a bonus, such bonus will be paid to you no later than two and one-half (2 1⁄2) months following the end of the calendar year in which such bonus was calculated.

Severance

If the Company, or its successors in interest, terminates your employment for any reason other than Cause (as defined below) or Permanent Disability (as defined below) or, in the event of a Change in Control as defined in the Plan, you terminate your employment for Good Reason (as defined below) and, in either event, a Separation (as defined below) occurs, then you will be entitled to the benefits as described in this agreement. However, eligibility for severance will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of Directors of the Company and all of its subsidiaries, to the extent applicable, and (Hi) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release will be in the form provided by the Company and it must become effective on or prior to the 60th day following your Separation (the “Effective Deadline”). If the release does not become effective by the Effective Deadline, then you will not be entitled to the benefits described in this agreement.

Cash Severance. If the Company terminates your employment for any reason other than Cause or Permanent Disability or, in the event of a Change in Control, you terminate your employment for Good Reason and, in cither event, a Separation occurs, then the Company will upon such Separation pay you a lump sum amount equal to four months of your base salary at the time of such Separation.

Furthermore, in the event that the Company rescinds this offer after the date on which you communicate your acceptance of the offer to the Company and have resigned from your current employment but prior to the date on which you are scheduled to begin work because either (i) the Company has announced its intent to dissolve, liquidate or otherwise cease to do business or (ii) because the Food and Drug Administration has definitively refused to approve or clear one of the Company’s products, then, subject to your timely execution and return of a Release in form and substance acceptable to the Company, the Company agrees to provide you severance in the form of payments equivalent to continuation of your base salary and COBRA expense reimbursement for a period of up to four (4) months following the effective date of the Release; provided that you shall immediately inform the Company if you accept another full time position prior to the date that is four (4) months after the effective date of the Release and, in that event, the Company shall not be obligated to pay any unpaid portion of the severance attributable to any period of time in the four (4) month period during which you were employed in another position.

Initials /s/ KE

Ken El-Sherif

September 19, 2012

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Definitions, The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules which failure causes material harm to the Company, provided that, if such failure is susceptible to being cured, the Company has given you written notice of such failure and you have been granted a fourteen (14) day opportunity to cure any such failure (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (0 your continuing failure to perform assigned duties after receiving written notification of the failure from the Board, provided (hat, if such failure is susceptible to being cured, the Company has given you written notice of such failure and you have been granted a fourteen (14) day opportunity to cure any such failure, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Good Reason” means that you resign within 60 days after one of the following conditions has come into existence without your express written consent:

(a)	A reduction in your base salary by more than 10%, other than in connection with a general, similar or greater decrease in the compensation of all similarly situated employees. If such a 10% reduction is made in the event of a Change in Control, Good Reason shall still apply;

(b)	A change in your position with the Company that materially reduces your level of authority or responsibility; provided, however, that following a Change in Control neither: (1) a change of title alone; nor (2) changes in the reporting structure which do not materially reduce your duties relative to the Company’s operations prior to the Change in Control and that are a result of the integration of the Company into the acquirer’s organization shall constitute such a material reduction;

(c)	A relocation of your principal workplace that is more than 50 miles from Sunnyvale, California; or

(d)	A material breach by the Company of any material obligations of the Company under this Agreement.

“Involuntary Termination” means a Separation resulting from either (a) your involuntary discharge by the Company for reasons other than Cause or (b) your voluntary resignation for Good Reason. Terms of any such voluntary resignation may include the extension of your services with the Company during a transition period as mutually agreed upon between you and the Company. Any such continuation of services to the Company during a transition period

Initials /s/ KE

Ken El-Sherif

September 19, 2012

Page - 4 -

following an Involuntary Termination shall not reduce the severance benefits set forth in this Agreement.

“Permanent Disability” means that you are unable to perform the essential functions of your position, even with reasonable accommodation, for a period of at least 120 days within a 12 month period because of a physical or mental impairment.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of Code.

Conditions

The terms provided by this Employment Offer, and any employment resulting therefrom, are conditioned upon your full satisfaction of each of (he following:

•	You must return this Employment Offer, signed and initialed by you without modification, to me no later than September 26, 2012, after which time this offer will expire.

•	Prior to your start date with the Company, you must provide the Company with a copy of the resignation that you tendered to your former employer, Insound.

•	You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent (hat such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with (he Company, or your providing services to (he Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with (he Company, breach any obligation or agreement that you have entered into with any third party, including your former employers.

Initials /s/ KE

Ken El-Sherif

September 19, 2012

Page - 5 -

•	You must sign and return, prior to your start date, the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (Attachment A), indicating your mil agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) (he arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

•	For purposes of federal immigration laws (including the Immigration Reform and Control Act), you must provide the Company with documentary evidence of your identity and eligibility for employment in the United States (your “Right to Work” documentation). Our employment relationship with you may terminate if Right to Work documentation is not be provided to the Company within three (3) business days of your hire date. By signing below, you acknowledge and agree to maintain any Right to Work documentation, and acknowledge and agree to provide such documentation to the Company as necessary. You, and not the Company, are responsible for any costs associated with the renewal or replacement of any Right to Work document, including, but not limited to, work visas.

•	The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees in accordance with applicable law. This Employment Offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

•	The Company reserves the right to screen all of its potential employees for illicit drug use. This Employment Offer, therefore, is contingent upon a completion and clearance of any requested pre-employment drug screening.

•	As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

Choice of Law

This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to conflict of laws or provisions thereof.

Initials /s/ KE

Ken El-Sherif

September 19, 2012

Page - 6 -

This agreement, and the rights and obligations of the parties thereto, shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

Entire Agreement

If you accept this Employment Offer and satisfy its conditions, then this Employment Offer and the written agreements referenced herein shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. This Employment Offer expressly cancels and supersedes any representations, whether written or oral, not contained or expressly referenced in writing herein. Except as otherwise specified in this Employment Offer, the terms and conditions of your employment may not be changed, except by a writing signed by the Company’s Chief Executive Officer.

We look forward to your acceptance of this Employment Offer and mutually rewarding relationship. If you accept this offer, please date and sign below and return this Employment Offer to me no later than September 26, 2012. Please retain a copy of this Employment Offer for your records.

If you have any questions regarding this Employment Offer, please feel free to contact me.

Sincerely,

/s/ David Thrower

David Thrower

Chief Executive Officer

Asante Solutions, Inc.

Acknowledgment and Acceptance of Employment Offer

I accept employment with Asante Solutions, Inc. and acknowledge and fully agree to the terms and conditions set forth in this Employment Offer:

Dated:	9/4/12	/s/ Ken El-Sherif
KEN EL-SHERIF

Initials /s/ KE